EXHIBIT 99.1

Troika Media Group Signs a Firm Commitment for a $75 Million Senior Secured Credit Facility with a Multibillion-Dollar Institutional Investor to Fund the Acquisition of Converge Direct LLC

Financial Highlights:

•	Converge Direct, LLC and its affiliated businesses (collectively, “Converge”) generated approximately $300 million of revenue, $23 million of adjusted EBITDA and approximately $21 million of net income for the year ended December 31, 2021

•	Estimated combined adjusted EBITDA over $27 million for CY 2022

•	Significantly accretive to adjusted earnings per share

•	Following the closing, it is anticipated that the majority of the combined business’ revenue will be recurring

•	Cantor Fitzgerald & Co. is serving as sole debt placement agent to Troika Media Group in connection with the transaction.

Los Angeles, California—March 10, 2022— Troika Media Group, Inc. (Nasdaq:TRKA) (“TMG” or “Company”), a brand consultancy and marketing innovations company that provides integrated branding and marketing solutions for global brands today announced that it has signed a $75 million firm commitment for a senior secured credit facility (the “Facility”) with a direct lender, having extensive experience providing bespoke credit solutions to fund the Company’s previously-announced definitive purchase agreement (the “Purchase Agreement”) to acquire Converge Direct LLC and its affiliates (collectively, “Converge”), a leading digital and offline performance media and marketing company. The Company will fund the acquisition using net proceeds from the credit facility, together with cash on hand at closing to fund the cash consideration of the acquisition and will issue $25 million in the Company’s restricted common stock valued at $2.00 per share. The restricted stock being paid to the Converge shareholders is restricted and subject to a nine-month lock-up agreement (“Lock-Up”).

Upon closing, Converge’s management team will enter into long-term Employment Agreements and take an active leadership role in the combined business. Sid Toama, Chief Operating Officer of Converge, will join Troika’s Board of Directors, and serve as President of Troika. Tom Marianacci, Founder and Chief Executive Officer of Converge will remain CEO of the Converge entities and be a board advisor to Troika. Other members of Converge’s Executive Leadership Team have also agreed to enter into long term employment agreements to join Troika.

The transaction is expected to close on or before March 15th, 2022.

Converge Unaudited Financial Results for 2021

Converge has recorded unaudited revenues of approximately $300 million, $23 million of adjusted EBITDA and approximately $21 million of net income for the year ended December 31st, 2021, and Troika is anticipating having a combined adjusted EBITDA of over $27 million for calendar year 2022.

About Converge Direct LLC

Converge Direct, LLC and affiliates is a media managed-service, performance marketing and customer acquisition business. The Company provides complementary services such as advertising strategy and customized advertising campaigns utilizing their proprietary attribution analytics SaaS technology platform, HELIX. The Company is headquartered in Bedford Hills, New York with branch offices in New York, New York and San Diego, California. The Company serves customers in various end markets: financial services, consumer products, healthcare & insurance, travel and leisure, education, media and entertainment, home improvement, fitness and wellbeing, and legal services.

Visit: www.convergemarketing.com

About Troika Media Group

Troika Media Group is an end-to-end brand solutions company that creates both near-term and long-term value for global brands in entertainment, sports and consumer products. Applying emerging technology, data science, and world-class creative, TMG helps brands deepen engagement with audiences and fans throughout the consumer journey and builds brand equity. Clients include Apple, Hulu, Riot Games, Belvedere Vodka, Unilever, UFC, Peloton, CNN, HBO, ESPN, Wynn Resorts and Casinos, Tiffany & Co., IMAX, Netflix, Sony, Yahoo and Coca-Cola. For more information, visit www.thetmgrp.com

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Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company’s facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems, demand for the Company’s products and services, economic conditions in the U.S. and worldwide, and the Company’s ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Troika Media Group

Kevin Aratari

kevin@troikamedia.com

Investor Relations

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com

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